Exhibit (a)(1)(H)

REMINDER OF EXPIRATION DATE

To Diamond employees:

REMINDER — If you are planning to elect to exchange your Eligible RSUs in the Diamond Management & Technology Consultants, Inc. (the “Company” or “Diamond”) Offer to Exchange Restricted Stock Units for Common Stock, dated February 5, 2009, (the “Offer”), you must act soon. The deadline to deliver your Election Form to the Company’s equity programs department is 12:00 midnight, New York City Time, on March 9, 2009 (unless the Company extends the expiration of the Offer).

You must complete and submit the Election Form in accordance with the instructions included with the form. A copy of the Election Form along with instructions for completing and delivering the form can be obtained by contacting the Company’s equity programs department by email at “Equity Programs” on Diamond’s internal email system or by telephone at (312) 255-5071.

LATE SUBMISSIONS WILL NOT BE ACCEPTED, AND THEREFORE WE URGE YOU TO RESPOND EARLY TO AVOID ANY LAST MINUTE PROBLEMS.

If you have any questions about the Offer, please contact Karen McLaughlin by email at “Equity Programs” on Diamond’s internal email system or by telephone at (312) 255-5071.

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